                                                                    Exhibit 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands)

                                                  Predecessor Company II
                                  ---------------------------------------------
                                              Fiscal Year
                                                 Ended             Period ended

                                  September 30,    September 29,    January 13,
                                       2000             2001            2002

Earnings:
Income (loss) before income
taxes                                    23,800        (116,200)       (1,600)
Preferred stock dividend
requirement                                   -                -             -
Fixed charges                            11,510           11,963         4,359
                                   ------------        ---------         -----

Total adjusted earnings                  35,310        (104,237)         2,759

Fixed charges:
Interest expense                          8,100            8,200         2,300
Interest portion of net rental
expense                                   3,410            3,763         2,059
Preferred stock dividend
requirement                                   -                -             -
                                   ------------     ------------             -

Total fixed charges                      11,510           11,963         4,359

Ratio of earnings to fixed
charges                                     3.1                -             -

Deficiency of earning
   to cover fixed charges                                116,200         1,600

                                                Predecessor Company I
                                  --------------------------------------------------
                                                      Fiscal Year
                                  Period ended           Ended          Period Ended      Period Ended

                                  September 28,      September 27,       June 27,         September 25,
                                      2002                2003             2004               2004

Earnings:
Income (loss) before income
taxes                                  2,609              28,258           33,309           (12,858)
Preferred stock dividend
requirement                          (6,852)            (11,218)          (9,229)            (2,593)
Fixed charges                         18,111              27,912           21,925             10,089
                                      ------              ------           ------             ------

Total adjusted earnings               13,868              44,953           46,005            (5,362)

Fixed charges:
Interest expense                       7,000              10,377            7,563              5,899
Interest portion of net rental
expense                                4,259               6,318            5,133              1,597
Preferred stock dividend
requirement                            6,852              11,218            9,229              2,593
                                       -----              ------

Total fixed charges                   18,111              27,912           21,925             10,089

Ratio of earnings to fixed
charges                                    -                 1.6              2.1                  -

Deficiency of earning
   to cover fixed charges              4,243                                                  15,451